As filed with the Securities and Exchange Commission on
                                             September 13, 1996

                                        Registration  No. 333-


                        SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C. 20549


                                        FORM S-8

                                REGISTRATION STATEMENT
                                        Under
                                THE SECURITIES ACT OF 1933

                                Sears, Roebuck and Co.
           (Exact name of registrant as specified in its charter)

     New York                              36-1750680
(State of incorporation)                (I.R.S. Employer
                                        Identification No.)

3333 Beverly Road,
Hoffman Estates, Illinois                      60179
(Address of principal executive offices)     (Zip Code)


                        The Savings and Profit Sharing Fund of
                                   Sears Employees
                            (Full title of the plan)

                                Michael D. Levin, Esq.
                        Senior Vice President, General Counsel
                                 and Secretary
                                Sears, Roebuck and Co.
                                   3333 Beverly Road
                            Hoffman Estates, Illinois 60179
                      (Name and address of agent for service)

Telephone number, including area code, of agent for service:
                                                  847/286-2500

                          CALCULATION OF REGISTRATION FEE
Title of                Amount        Proposed    Proposed      Amount of
Securities to           to be         maximum     maximum       registration
be Registered           Registered    offering
                                      price per
                                      share

Common Shares, par      3,000,000
value $0.75 per share..   shares          *       $132,187,500  $45,581.90

In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

*The 3,000,000 common shares being registered represent the maximum number of shares which, it is anticipated, may be acquired by the Fund during the approximate 12 month period following the initial offering date under this Registration Statement and the filing fee has been calculated pursuant to Rule 457(h) based on the average of the high and low prices for Sears common shares on September 11, 1996 of $44.0625.

Pursuant to General Instruction E of Form S-8, the contents of
Registration Statement No. 33-57205 (filed January 9, 1995) are incorporated by reference.

                                                 PART II

                           Information Required in the Registration
Statement

Item 3. Incorporation of Documents by Reference.

        Not applicable.

Item 4. Description of Securities.

        Not applicable.

Item 5. Interests of Named Experts and Counsel.

        Not applicable.

Item 6. Indemnification of Directors and Officers.

        Article V of the By-Laws of Sears, relating to indemnification of directors and officers, is incorporated by reference to Exhibit 4(E) hereto.

        Judgments or decrees rendered against the Fund, the Trustees, the Investment Committee or other fiduciaries which are not based upon a breach of fiduciary responsibility are to be satisfied from Fund assets and not from assets of the Trustees, the Members of the Investment Committee or other named fiduciaries.

        The Trust Agreement between Sears and the Trustee provides that the Trustee shall be indemnified, held harmless and promptly reimbursed by Sears against all claims, liabilities, fines and penalties and all expenses (including, but not limited to, attorney fees) reasonably incurred by or imposed upon it which arise as a result of the Trustee's actions or failures to act by reason of serving as Trustee, to the extent lawfully allowable; provided that, notwithstanding the foregoing, (a) the Trustee shall not be indemnified for its negligence, for willful breach of responsibility, for actions or failures to act taken in bad faith, or for any breach of ERISA and (b) the Company shall not indemnify the Trustee for any such amount incurred through any settlement or compromise of any action unless the Company consents in writing to such settlement or compromise. The Trust Agreement also provides that to the maximum extent permitted by law, none of the Plan Administrator, any present or former Investment Committee member, nor any person who is or was a director, officer, or employee of an Employer, shall be personally liable for any act done or omitted to be done in the administration of the Plan or the Trust Agreement, or the investment of the Trust Fund, unless such person acted dishonestly. Any employee to whom the Investment Committee, the Plan Administrator, or the Company has delegated any portion of its responsibilities under the Plan, any person who is or was a director or officer of an Employer, the Plan Administrator, members and former members of the Investment Committee, and each of them, shall, to the maximum extent permitted by law, be indemnified and saved harmless by the Employers (to the extent not indemnified and saved harmless under any liability insurance or other indemnification arrangement with respect to the Fund or the Trust Agreement) from and against any and all liability or claim of liability to which they may be subjected by reason of any act done or to be done in connection with the administration of the Plan or the Trust or the investment of the Trust Fund, including all expenses reasonably incurred in their defense if the Employers fail to provide such defense, unless such person acted dishonestly.

        The Trust Agreement between Sears and the ESOP Trustee of the Fund provides for indemnification of the ESOP Trustee similar to that provided to the Trustee.

        The New York Business Corporation Law ("BCL") and the By-Laws of Sears generally provide for the indemnification of any director or officer of Sears who is or is threatened to be made a party to any action because such person is or was a director or officer of Sears, or because such person served another enterprise (including SIMCO and the Fund) at the request of Sears, against judgments, fines, amounts paid in settlement and expenses (including attorneys' fees) in connection with such action, as limited by the BCL and the By-Laws in certain circumstances depending upon the type of conduct involved and the nature of the action. As authorized by the Delaware General Corporation Law ("GCL"), the by-laws of SIMCO, also provide for indemnification of directors, officers, employees and agents of SIMCO in a manner generally similar to that described above.

        As authorized by the banking laws of the State of New York, the by-laws of the Trustees generally provide indemnification to their officers and directors that is substantially similar to the indemnification provisions of Sears described above.

        The BCL authorizes Sears and the Trustees, and the GCL authorizes SIMCO, to purchase indemnification insurance.

        Sears has in effect insurance policies with total coverage of $100,000,000 (subject to a deductible) which insure directors and officers of Sears and of certain other entities (including
SIMCO and the Fund) against certain claims which are not indemnifiable by Sears, SIMCO or the Fund.

        Sears also has in effect insurance policies with total coverage of $75,000,000 (subject to a deductible) which provide for the payment by the insurer of amounts, excluding certain fines and penalties which are legally uninsurable and certain other matters, which Sears, certain other entities (including SIMCO and the Fund), or their officers, directors or employees become obligated to pay by reason of any claim based upon an act or omission in the management or administration of certain employee benefit plans (including the Fund) sponsored by Sears and certain subsidiaries of Sears.

        The Trustee has insurance in effect with total coverage of $60,000,000 (subject to a deductible) which insures directors and officers of the Trustee against certain claims which are not indemnifiable by the Trustee. The Trustee also has its own bankers blanket bond of $150,000,000 (subject to a deductible) insuring it against robbery, theft, fidelity and mysterious disappearance. An additional $50,000,000 policy (subject to a deductible) acts as excess coverage over the blanket bond to provide protection for the loss of customer securities in its custody. In addition, a professional liability policy of $50,000,000 (subject to a deductible) is carried which protects against legal liability for an act, error or omission committed in the performance of professional services in connection with trust operations.

        The ESOP Trustee has in effect insurance policies with total coverage of $50,000,000 (subject to a deductible) which insure the officers and directors of the ESOP Trustee and of certain other entities affiliated with the ESOP Trustee, against liabilities which are not indemnifiable by the ESOP Trustee. This coverage provides insurance to officers and directors for any "wrongful act" committed in their capacities as officers and directors. "Wrongful act" is defined as any actual or alleged error or misstatement or misleading statement or act or omission or neglect or breach of duty of officers and directors while acting in their individual or collective capacities, subject to standard insurance policy exclusions. The ESOP Trustee has its own bankers blanket bond of $100,000,000, insuring it against robbery, theft, embezzlement, forgery, computer crime and mysterious disappearance. An additional $75,000,000 policy acts as excess coverage to the blanket bond to provide protection against the loss of customer securities in its custody or in transit. The ESOP Trustee has in effect a professional liability policy of $40,000,000, which protects it against legal liability from any act, error or omission committed in the performance of professional services in its corporate trust operations.


Item 7. Exemption from Registration Claimed.

        Not applicable.

Item 8. Exhibits.

        The Exhibits to this Registration Statement are listed in the Exhibit Index beginning on page E-1 of this Registration
Statement, which Index is incorporated herein by reference.

        The Registrant will submit the Fund document as amended and restated as appears in Exhibit 4(A), to the Internal Revenue
Service ("IRS") in a timely manner and will make all changes required by the IRS in order to qualify the Fund.

Item 9. Undertakings.

        Not applicable.

                                               SIGNATURES

        The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration
Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hoffman Estates, State of Illinois, on the 13th day of September, 1996.



                                       SEARS, ROEBUCK AND CO.

                                       By:  /S/ Alan J. Lacy*
                                            Alan J. Lacy
                                      Executive Vice President,
                                      and Chief Financial Officer


        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:

Signature                       Title                         Date

ARTHUR C. MARTINEZ*.............Director, Chairman of
                                the Board of Directors,
                                President and
                                Chief Executive Officer
                                (Principal Executive
                                Officer)

ALAN J. LACY*...................Executive Vice President
                                and Chief Financial Officer
                                (Principal Financial Officer)

JAMES A. BLANDA*................Vice President and Controller
                                (Principal Accounting Officer)

                                                            9/13/96
HALL ADAMS, JR.*.................Director
WARREN L. BATTS ................ Director
JAMES W. COZAD ................. Director
MICHAEL A. MILES*.................Director
NANCY C. REYNOLDS* .............. Director
CLARENCE B. ROGERS, JR*.......... Director
DONALD H. RUMSFELD* ............. Director




*By:  /S/ ALAN J. LACY    Individually and as Attorney-in-Fact
          Alan J. Lacy

        The Plan. Pursuant to the requirements of the Securities Act of 1933, the administrators of The Savings and Profit Sharing Fund of Sears Employees have duly caused this Registration Statement to be signed on the Fund's behalf by the undersigned, thereunto duly authorized, in the City of Chicago and the State of Illinois, on the 13th day of September 1996.

                               THE SAVINGS AND PROFIT SHARING
                                   FUND OF SEARS EMPLOYEES

                                By:  /S/Barry H. Pike
                                     Profit Sharing Plan
                                        Administrator

                                              EXHIBIT INDEX

Exhibit
Number

4(A) Text of the Fund as amended and restated effective as of August 14, 1996*


4(B) The Savings and Profit Sharing Fund of Sears Employees Trust Agreement as amended and restated effective as of June 30, 1995 [Incorporated by reference to Exhibit 99(b) to the Quarterly Report on Form 10-Q of Sears, Roebuck and Co. for the quarter ended July 1, 1995 (SEC File No. 1-416)]

4(C) Sears, Roebuck and Co. Employee Stock Ownership Trust, as amended and restated effective as of June 30, 1995
          [Incorporated by reference to Exhibit 99(c) to the Quarterly Report on Form 10-Q of Sears, Roebuck and Co.
          for the quarter ended July 1, 1995 (SEC File No. 1-
          416)]

4(D) Restated Certificate of Incorporation of Sears, Roebuck and Co. as amended and restated to May 13, 1996
          [Incorporated by reference to Exhibit 3(a) to Registration Statement No. 333-8141]

4(E)      By-Laws of Sears, Roebuck and Co. as amended to August
          14, 1996

15 Acknowledgement of Deloitte & Touche LLP regarding unaudited interim information*

23        Consent of Deloitte & Touche LLP*

24(a) Power of Attorney of certain directors and officers of Sears, Roebuck and Co.*

24(b) Power of Attorney of principal financial officer of Sears, Roebuck and Co.*



* Filed herewith

                                                   E-1